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                                                               Exhibit (a)(1)(G)

         This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated August 21, 2001 and the related Letter of Transmittal (and any amendments or supplements thereto) and is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH

                 ALL OUTSTANDING SHARES OF CLASS A COMMON STOCK

                                       of

                           UNIGRAPHICS SOLUTIONS INC.

                                       at

                              $32.50 Net Per Share

                                       by

                              UGS ACQUISITION CORP.

                          a wholly owned subsidiary of
                       ELECTRONIC DATA SYSTEMS CORPORATION

         UGS Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Electronic Data Systems Corporation, a Delaware corporation ("EDS"), is offering to purchase all outstanding shares of Class A Common Stock, par value $.01 per share (the "Shares"), of Unigraphics Solutions Inc., a Delaware corporation (the "Company"), at a price of $32.50 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated August 21, 2001 and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

--------------------------------------------------------------------------------
         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, SEPTEMBER 18, 2001, UNLESS THE OFFER IS EXTENDED.
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          CERTAIN CONDITIONS TO THE OFFER ARE DESCRIBED IN THE OFFER TO PURCHASE
UNDER "THE OFFER - CERTAIN CONDITIONS TO THE OFFER."

         The Offer is being made pursuant to the terms of an Agreement and Plan of Merger dated as of August 2, 2001 (the "Merger Agreement") among the Purchaser, EDS and the Company. The Merger Agreement provides that, following the consummation of the Offer and on the terms and subject to the conditions of the Merger Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), the Purchaser will be merged with and into the Company. Following the effective time of the Merger (the "Effective Time"), the Company will continue as the surviving corporation and a wholly owned subsidiary of EDS. In the Merger, each outstanding Share (other than Shares owned by the Company, the Purchaser or EDS or by stockholders, if any, who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive the price per Share paid pursuant to the Offer in cash, without interest thereon. The Merger Agreement is more fully described in the Offer to Purchase.
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         THE BOARD OF DIRECTORS OF THE COMPANY, BY UNANIMOUS DECISION OF THOSE
DIRECTORS PARTICIPATING AND BASED UPON THE UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS OF THE BOARD, (1) HAS APPROVED AND DECLARED ADVISABLE THE OFFER, THE MERGER AGREEMENT AND THE MERGER, (2) HAS DETERMINED THAT THE OFFER, THE MERGER AGREEMENT AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS (OTHER THAN EDS AND ITS AFFILIATES) AND
(3) RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER, TENDER THEIR SHARES PURSUANT TO THE OFFER AND APPROVE AND ADOPT THE MERGER AGREEMENT AND MERGER, IF SUBMITTED FOR THEIR APPROVAL.

         Tendering stockholders whose Shares are registered in their own names and who tender directly to American Stock Transfer & Trust Company, as Depositary (the "Depositary"), will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. Stockholders who hold their Shares through banks or brokers should check with those institutions as to whether they charge any service fees. The Purchaser will pay all fees and expenses of the Depositary and Georgeson Shareholder Communications, Inc., which is acting as the Distribution Agent, incurred in connection with the Offer.

         For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. On the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary. The Depositary will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders whose Shares have been accepted for payment. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (2) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and (3) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by the Purchaser, regardless of any extension of or amendment to the Offer or any delay in paying for such Shares.

         The term "Expiration Date" means 12:00 Midnight, New York City time, on Tuesday, September 18, 2001 unless the Purchaser shall have extended the period of time for which the Offer is open under the terms set forth in the Merger Agreement, in which event, "Expiration Date" means the latest time and date at which the Offer, as so extended, shall expire. EDS may, without the consent of the Company, extend the Offer beyond the initial Expiration Date in the following events: (i) from time to time if, at the initial Expiration Date (or the extended expiration date of the Offer, if applicable), any of the conditions to the Offer, specified in the Offer to Purchase under "The Offer -- Conditions to the Offer," shall not have been satisfied or waived; (ii) for any period required by rule, regulation, interpretation or position of the Securities and Exchange Commission or the staff thereof applicable to the Offer or any period required by applicable law; (iii) for an aggregate period not to exceed ten business days (for all such extensions), if all of the conditions of the Offer are satisfied or waived but the number of Shares validly tendered and not withdrawn (together with such number of Shares as may be issued upon conversion of the shares of Class B Common Stock owned by EDS) is insufficient to result in Purchaser owning at least 90% of the then outstanding number of Shares; or (iv) pursuant to an amendment to the Offer providing for a "subsequent offering period" not to exceed 20 business days to the extent permitted under, and in compliance with, Rule 14d-11 under the Securities Exchange Act of 1934 (the "Exchange Act"). Any such extension will be followed by public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's Shares except for an extension pursuant to Rule 14d-11 under the Exchange Act.

         Except as otherwise described below, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures described below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after October 19, 2001. In order for a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been

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delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution (as defined in the Offer to Purchase under "The Offer - Procedures for Tendering Shares"), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer set forth in the Offer to Purchase under "The Offer - Procedures for Tendering Shares," any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in the Offer to Purchase under "The Offer - Procedures for Tendering Shares" at any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, EDS, the Company, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

         The Company has provided the Purchaser with the Company's stockholder lists and security position listing for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

         The receipt of cash in exchange for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a stockholder who receives cash in exchange for Shares pursuant to the Offer or the Merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and such stockholder's adjusted tax basis in the Shares exchanged therefor. Provided that such Shares constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the holder has held the Shares for more than one year. The maximum U.S. federal income tax rate applicable to individual taxpayers on long-term capital gains is 20%, and the deductibility of capital losses is subject to limitations. All stockholders should consult with their own tax advisors as to the particular tax consequences of the Offer and the Merger to them, including the applicability and effect of the alternative minimum tax and state, local or foreign income and other tax laws and of changes in such tax laws. For a more complete description of certain U.S. federal income tax consequences of the Offer and the Merger, see Section 6 of the Offer to Purchase.

         The information required to be disclosed by Rule 13e-3(e)(1) and Rule 14d-6(d)(1) under the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

         THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY AND IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

         Questions or requests for assistance may be directed to the Dealer Manager as set forth below. Requests for copies of the Offer to Purchase, the Letter of Transmittal and other tender offer materials may be directed to the Distribution Agent or the Dealer Manager as set forth below, and copies will be furnished promptly at the Purchaser's expense. None of the Purchaser or EDS will pay any fees or commissions to any broker, dealer or other person (other than the Distribution Agent and the Depositary, as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer.

                      The Dealer Manager for the Offer is:

                                   Greenhill

                                 300 Park Avenue
                            New York, New York 10022
                         Call Toll Free: (866) 211-8609
                          Call Collect: (212) 389-1799

                    The Distribution Agent for the Offer is:

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                   Georgeson Shareholder Communications, Inc.

                                111 Commerce Road
                               Carlstadt, NJ 07072
                     Banks and Brokers call: (201) 896-5682

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